Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE Tuesday, June 6, 2017	Investor Relations Contact: Jay Schaefer (808) 838-6751 Investor.Relations@HawaiianAir.com Media Relations Contact: Alison Croyle (808) 835-3886 Alison.Croyle@HawaiianAir.com

Hawaiian Airlines Reports May 2017 Traffic Statistics
and Updates Expected Second Quarter Metrics

HONOLULU – Hawaiian Airlines, Inc., a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA), has announced its system-wide traffic statistics for the month of May and year-to-date. It also updated its expectations for certain second quarter financial metrics.

SYSTEM-WIDE OPERATIONS1

May	2017	2016	% CHANGE
PAX	966,179	919,030	5.1%
RPMS (000)	1,369,417	1,268,341	8.0%
ASMS (000)	1,579,843	1,505,283	5.0%
LF	86.7%	84.3%	2.4 pts.

YEAR-TO-DATE	2017	2016	% CHANGE
PAX	4,574,329	4,433,277	3.2%
RPMS (000)	6,462,948	6,014,172	7.5%
ASMS (000)	7,619,942	7,322,216	4.1%
LF	84.8%	82.1%	2.7 pts.

PAX	Passengers transported
RPM	Revenue Passenger Miles; one paying passenger transported one mile
ASM	Available Seat Miles; one seat transported one mile
LF	Load Factor; percentage of seating capacity filled
1 Includes the operations of contract carriers under capacity purchase agreements.

Second Quarter 2017 Outlook

The Company has revised its expectations for the quarter ending June 30, 2017 provided in its First Quarter 2017 Earnings Release on April 20, 2017.

Specifically, the Company raised its expectation for operating revenue per ASM growth due to better than expected load factors and stronger yields primarily in the domestic network, and decreased its expectation for economic fuel cost per gallon.

The table below summarizes the Company’s expectations for the quarter ending June 30, 2017, expressed as an expected percentage change compared to the results for the quarter ended June 30, 2016.

Item	Original Second Quarter 2017 Guidance	Revised Second Quarter 2017 Guidance	GAAP Equivalent	Original GAAP Second Quarter 2017 Guidance	Revised GAAP Second Quarter 2017 Guidance
Operating Revenue Per ASM	Up 5.5% to up 8.5%	Up 7.5% to up 10.5%	N/A
Economic fuel cost per gallon (a)(b)	$1.65 to $1.75	$1.60 to $1.70	Fuel cost per gallon	$1.65 to $1.75	$1.57 to $1.67

(a)	See reconciliation of actual fuel costs to economic fuel costs.

(b)	Economic fuel cost per gallon estimates are based on May 19, 2017 fuel forward curve.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on the business as it most closely approximates the net cash outflow associated with the purchase of fuel for operations in a period and is consistent with how management manages the business and assesses operating performance. The Company defines economic fuel expense as raw fuel expense plus (gains)/losses realized through actual cash payments to/(receipts from) hedge counterparties for fuel hedge derivatives settled in the period inclusive of costs related to hedging premiums.

Completed Sale Leaseback Transaction

In the second quarter, the Company completed a sale leaseback transaction of three Boeing 767 aircraft as part of the planned exit from its 767 fleet. The transaction resulted in a loss of $4.7 million, which will have no impact on CASM excluding fuel and special items.

Non-GAAP Financial Reconciliations
(in thousands)

	Estimated three months ending June 30, 2017
	(in thousands, except per-gallon amounts)
Aircraft fuel expense, including taxes and delivery	$100,024	to	$108,411
Realized (gains)/losses on settlement of fuel derivative contracts	1,700	to	1,700
Economic fuel expense	$101,724	to	$110,111
Fuel gallons consumed	63,577	to	64,771
Economic fuel cost per gallon	$1.60	to	$1.70

Safe Harbor Statement
This investor update contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance including but not limited to statements regarding the Company’s operating revenue per available seat mile, gallons of jet fuel consumed, and economic fuel cost per gallon, each for the quarter ending June 30, 2017. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results for the quarter ending June 30, 2017 to be materially different from any expected results, expressed or implied, in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information on risk factors that could potentially affect the Company’s operations and financial results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and subsequent filings with the Securities Exchange Commission.

About Hawaiian Airlines
Hawaiian®, the world’s most punctual airline as reported by OAG, has led all U.S. carriers in on-time performance for each of the past 13 years (2004-2016) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler and Travel + Leisure have ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.

Now in its 88th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. Mainland.
Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 170 jet flights daily between the Hawaiian Islands, with a total of more than 250 daily flights system-wide.
Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page. For career postings and updates, follow Hawaiian’s LinkedIn page.
For media inquiries, please visit Hawaiian Airlines’ online newsroom.